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                                THE CHERRY CORPORATION

                                1982 STOCK OPTION PLAN


                    1.  Purpose.  The purpose of The Cherry
          Corporation 1982 Stock Option Plan (the "Plan") is (i) to encourage outstanding individuals to accept or continue employment with The Cherry Corporation (the
          "Company") and its subsidiaries and (ii) to furnish maximum incentive to such employees to improve operations and increase profits, by providing such employees options to acquire shares of the Company's common stock ("Common Stock") on the terms herein provided.

                    2. Administration. The Plan will be administered by a committee (the "Committee") consisting of not less than three (3) members of the Board of Directors of the Company. The Committee shall be designated by the Board from time to time from among its members who are not then, nor have at any time within one (1) year prior thereto been, eligible to participate in the Plan. Subject to the provisions of the Plan and the approval of the Board of Directors, the Committee shall determine the persons to whom, and the time at which, options shall be granted; the number of shares to be subject to each option; whether an option is to be an Incentive Stock Option or a Non-qualified Stock Option; the option price per share; the duration of each option; and the other terms and provisions of each option. The Committee shall also interpret the Plan, prescribe, amend and rescind rules and regulations relating thereto and make all other determinations necessary or advisable for the administration of the Plan. A majority of the members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

                    3. Participants. Options may be granted to officers and other key employees of the Company or any of its present or future subsidiaries, such key employees being those employees who, in the judgment of the Committee, substantially contribute to the success of the Company and its subsidiaries. A director of the Company or of a subsidiary who is not also an employee shall not be eligible to participate herein. An employee who has been granted an option hereunder or under any other stock option plan of the Company may be granted an additional option or options hereunder.

                    4. Shares Reserved under the Plan. There is hereby reserved for issuance under the Plan an aggregate of two hundred twenty-five thousand (225,000) shares of Common Stock. Such shares may be either authorized and unissued or treasury shares of the Company. All such shares may, but need not, be issued



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          pursuant to the exercise of Incentive Stock Options under Section
          422A of the Internal Revenue Code of 1954, as amended (the "Code"). Any shares subject to stock options may thereafter be subject to new options under the Plan if there is a cancellation, lapse, expiration or termination of any such options prior to the issuance of the shares thereunder.

                    5. Terms. The terms and conditions of all options shall be determined by the Committee, subject to Board of Directors approval and the following limitations:

                    a. Option Price. Options granted hereunder shall have a per share option price equal to one hundred percent (100%) of the fair market value of the Common Stock at the date of grant.

                    b. Option Period. Options shall be exercisable in such installments and during such periods as may be fixed by the Committee at the time of grant, but (notwithstanding any other provision herein) no option shall be exercisable after the expiration of five (5) years from the date such option is granted.

                    c. Incentive Stock Option Limit. The aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock for which any participant may be granted Incentive Stock Options in any calendar year (under all stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000 plus any unused limit carryover to such year as determined under Section 422A(c)(4) of the Code.

                    d.  Exercise of Options.

                           (i)  Payment of the purchase price
                    shall be made in cash (or by delivery of shares of the Company's Common Stock having a fair market value equal to the option price) upon exercise of any option. A person exercising an option shall also reimburse the Company for any tax withholding required and supply the Company such information and data as the Company may deem necessary. An optionee shall have none of the rights of a shareholder with respect to the shares subject to option until such shares are issued.

                         (ii)  The Committee may require an
                    employee, as a condition of exercise, to establish to the satisfaction of the Committee that all shares acquired upon the exercise of an option will be acquired for investment and not for resale. The Committee



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                    may permit the subsequent sale or other
                    disposition of any stock so acquired if it is satisfied that such sale or other disposition would not contravene applicable securities laws.

                         (iii)  No stock shall be issued until
                    counsel for the Company determines that the Company has complied with all requirements for over-the-counter or stock exchange listing and/or for registration under applicable securities or other laws.

                    e. Nontransferability. Each option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by the holder. In the event of the death of an optionee during employment or within three (3) months after retirement, any option theretofore granted shall be exercisable only within one (1) year after death (but not beyond the original five (5) year exercise period) and then only:

                         (i)  By the executor or administrator of
                    the estate of the deceased or the person or persons to whom the deceased optionee's rights under the option shall pass by will or the laws of descent and distribution; and

                         (ii)  To the extent that the deceased
                    optionee was entitled to do so at the date of death.

                    f. Termination of Employment. In the event that the employment of an optionee is terminated by reason of retirement any outstanding option may be exercised (to the extent then exercisable) at any time within three (3) months after such retirement and only within the original five (5) year term for such option. Options shall not be affected by any change of employment so long as the optionee continues to be an employee of the Company or a subsidiary. Nothing in the Plan or in any option shall confer on any employee any right to continue in the employ of the Company or any subsidiary or to interfere with the right of the Company or any such subsidiary to terminate the optionee's employment at any time.






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                    6.  Adjustment Provisions.  If the Company shall at any
          time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding option shall be changed in proportion to such change in issued shares and the price per share under each outstanding option shall be adjusted so that the total consideration payable to the Company upon the purchase of stock not theretofore purchased shall not be changed. Options may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar transaction.

                    7.  Definitions.  For purposes of this Plan:

                    a. "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock.

                    b. The fair market value of the Common Stock at any time shall be determined by reference to the closing bid price of the stock on the immediately preceding trading date or in such manner as may be required by applicable laws or regulations.

                    8. Amendment and Termination. The Plan may be terminated at any time by the Board of Directors except with respect to any options then outstanding. Also, by mutual agreement between the Company and a participant, a stock option may be granted to such participant in substitution for and in cancellation of any stock option granted such participant under the Plan. In addition, the Board may, from time to time, amend the Plan to provide an option term of up to ten (10) years or as it otherwise may deem proper and in the best interest of the Company or as may be necessary to comply with any applicable laws or regulations. However, no such amendment shall (i) increase the total number of shares which may be issued under the Plan,
          (ii) reduce the minimum purchase price, (iii) without the consent of the holder, impair any outstanding option, or (iv) alter the class of employees eligible to receive options.

                    9. Stockholder Approval. This Plan was adopted by the Board of Directors on May 26, 1982, subject to stockholder approval. The Plan and any stock option granted under it shall be null and void if stockholder approval is not obtained within twelve (12) months of the adoption of the Plan.





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